Exhibit 99.1

For Immediate Release

Contact: Kenneth D. Gibbons

(802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2011

Earnings and Quarterly Dividend Payment

Morrisville, VT April 20, 2011 – Union Bankshares, Inc. (NASDAQ – UNB) today announced Net Income for the first quarter 2011 of $1.03 million or $0.23 per share compared to $1.22 million or $0.27 per share for 2010. Results for 2011 reflect a year to year increase in net interest income of $36 thousand or 0.8% and in noninterest income of $195 thousand or 16.0%. The increase in net interest income was mainly driven by the reduction in interest expense on time deposits as renewal rates during the first quarter of 2011 were lower. The increase in noninterest income was in all segments except service charge and overdraft fees on deposit accounts. These positive factors were partially offset by an increase in the loan loss provision from $90 thousand to $150 thousand due mainly to the growth and composition of the loan portfolio. Operating expenses also increased between years due to the August 2010 addition of a Loan Center in South Burlington, Vermont, approximately $40 thousand incurred year to date in 2011 relating to the purchase of three branch locations in northwestern New Hampshire which are scheduled to close in May 2011 and the recently completed upgrades to communication lines and website as well as the addition of an internal data backup location.

Total loans grew to $371.9 million, or 4.0%, as of March 31, 2011 from $357.7 million as of March 31, 2010 despite the Company selling $17.5 million of residential mortgage loans to the secondary market during the first quarter of 2011 to manage long term interest rate risk. Total deposits reached $384.0 million compared to the prior year of $365.3 million, or growth of 5.1% with the growth in noninterest bearing demand deposits accounting for $7.4 million, or 13.7%. The Company had total capital of $41.7 million with a book value per share of $9.37 as of March 31, 2011 compared to $41.4 million and $9.28 per share at March 31, 2010.

A quarterly cash dividend of $.25 per share was declared on April 20, 2011 to shareholders of record April 30, 2011, payable May 12, 2011.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of March 31, 2011, the Company had approximately $460 million in consolidated assets compared to $440 million at March 31, 2010. The Company operates 13 banking offices, a loan center and 29 ATM facilities in Vermont; a branch and ATM in Littleton, New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values-combined with financial expertise, quality products and the latest technology-make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.